EXHIBIT 1.2

                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 2005-4

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                             dated October 25, 2004
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                           New York, New York
4000 Horizon Way                                                   June 23, 2005
Irving, Texas 75063

      Credit Suisse First Boston LLC (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2005-4 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-4 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-119657). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pools: The Series 2005-4 Certificates shall evidence the entire beneficial ownership interest in two pools (the "Mortgage Pools") of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of June 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $286,093,656 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in the Mortgage Pools shall be 180-360 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                                                   Class Purchase
Class       Principal Balance     Interest Rate   Price Percentage
-----       -----------------     -------------   ----------------
I-A-1        $144,475,200.00         5.000%        100.500000000%
I-A-2         $41,278,628.00       Variable(1)     100.500000000%
I-A-3                  (2)         Variable(1)     100.500000000%
I-A-4         $32,767,500.00         5.500%        100.500000000%
I-A-5         $10,000,000.00         5.500%        100.500000000%
I-A-6          $9,500,000.00         5.500%        100.500000000%
I-A-7            $285,000.00         5.500%        100.500000000%
I-A-8          $4,232,500.00         5.500%        100.500000000%
I-A-9          $3,754,172.00         5.500%        100.500000000%
I-A-R                $100.00         5.500%        100.500000000%
II-A-1        $29,998,000.00         5.000%        100.406300000%
Class B-1      $5,006,000.00      Variable(1)      100.976562500%
Class B-2      $1,431,000.00      Variable(1)       99.632812500%
Class B-3        $858,000.00      Variable(1)       96.125000000%


----------
(1) The interest rates for these classes of Certificates are variable and will be calculated as described in the Prospectus Supplement.
(2) The Class I-A-3 Certificates are notional amount certificates and will accrue interest during each interest accrual period on a notional amount. The initial notional amount of the Class I-A-3 Certificates will be $41,278,628.00.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, June 30, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates (excluding the Class I-A-7 and Class I-A-8 Certificates) shall have received Required Ratings of at least "AAA" and "Aaa" by Fitch Ratings ("Fitch") and Moody's Investors Service, Inc. ("Moody's"), respectively. The Class I-A-7 and Class I-A-8 Certificates shall have received Required Ratings of at least "AAA" and "Aa1" by Fitch and Moody's, respectively.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                            Very truly yours,

                                            CREDIT SUISSE FIRST BOSTON LLC


                                            By:
                                              ----------------------------------
                                              Name:
                                              Title:


The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.


FIRST HORIZON ASSET SECURITIES INC.


By:
  ---------------------------------
  Name:  Alfred Chang
  Title: Vice President


FIRST HORIZON HOME LOAN CORPORATION


By:
  ---------------------------------
  Name:  Terry McCoy
  Title: Executive Vice President